As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-30237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

HIRSCH INTERNATIONAL CORP.

(Exact name of issuer as specified in its charter)

Delaware	11-2230715
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 Engineers Road Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Hirsch International Corp. - Non-Qualified Stock Option Agreement

(Full title of the plans)

Paul Gallagher

President, Chief Executive Officer and

Chief Operating Officer

Hirsch International Corp.

50 Engineers Road

Hauppauge, New York 11788

(631) 436-7100

(Name, address and telephone number of agent for service)

Copy to:

David E. Fisher, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Telephone: (212) 541-2000

Fax: (212) 541-4630

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐      Accelerated filer   ☐       Non-accelerated filer  ☐

Smaller reporting company  ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-30237) originally filed with the Securities and Exchange Commission on June 27, 1997 (the “Registration Statement”) by Hirsch International Corp., a Delaware corporation (the “Registrant”).

Pursuant to the Agreement and Plan of Merger dated as of July 2, 2009, by and among Hirsch Holdings, Inc., a Delaware corporation (“Parent”), HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the suriving corporation. The Merger was consummated on October 29, 2009.

As a result of the Merger, the Registrant is terminating all offerings of its securities pursuant to existing registration statements, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered pursuant to the Registration Statement that remained unsold on the date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, state of New York, on the 29th day of October 2009.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Paul Gallagher
Paul Gallagher President, Chief Executive Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Henry Arnberg	Chairman of the Board of Directors	October 29,2009
Henry Arnberg

/s/ Paul Gallagher	President, Chief Executive Officer, Chief	October 29, 2009
Paul Gallagher	Operating Officer and Director (Principal Executive Officer)

/s/ Daniel Vasquez	Corporate Controller and Secretary	October 29, 2009
Daniel Vasquez	(Principal Financial Officer)

/s/ Marvin Broitman	Director	October 29, 2009
Marvin Broitman

/s/ Mary Ann Domuracki	Director	October 29, 2009
Mary Ann Domuracki

/s/ Christopher J. Davino	Director	October 27, 2009
Christopher J. Davino